UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 9, 2016

Hines Real Estate Investment Trust, Inc.
__________________________________________
 (Exact name of registrant as specified in its charter)

Maryland	000-50805	20-0138854
____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2800 Post Oak Blvd, Suite 5000, Houston, Texas		77056-6118
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(888) 220-6121

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On May 9, 2016, Hines REIT 2200 Ross Avenue LP, a wholly-owned subsidiary of Hines Real Estate Investment Trust, Inc. (“Hines REIT”) entered into a contract with Fortis Property Group, LLC, (the “Purchaser”) to sell JPMorgan Chase Tower. JPMorgan Chase Tower is an office building located in Dallas, Texas. The Purchaser is not affiliated with Hines REIT or its affiliates.

The net contract sales price for JPMorgan Chase Tower was expected to be approximately $280.0 million, exclusive of transaction costs and closing prorations. Upon entering into the contract, the Purchaser funded an earnest money deposit in the sum of $5.0 million. The contract provided that it would automatically terminate on May 12, 2016 if the Purchaser elected not to fund an additional $10.0 million earnest money deposit in order to continue toward the closing of the purchase. The Purchaser did not elect to move forward with the purchase as of May 12, 2016 and did not fund the additional $10.0 million earnest money deposit required under the contract. As a result, this contract was terminated in accordance with its terms effective May 12, 2016 and the $5.0 million earnest money deposit will be refunded to the Purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HINES REAL ESTATE INVESTMENT TRUST, INC.

May 13, 2016	By:	/s/ J. Shea Morgenroth
J. Shea Morgenroth
Chief Accounting Officer and Treasurer